Exhibit 99.1

Lime Energy Awarded Direct Install Contract With The New Jersey Clean Energy Program

A continuation of a partnership to provide energy efficiency to small and medium-sized small businesses in New Jersey

Newark, NJ, September 19, 2016 — Lime Energy Co. announced today that it has received a multi-year direct install contract from TRC Energy Solutions, program manager for the Direct Install program of New Jersey’s Clean Energy Program, to deliver energy efficiency solutions to small and medium-sized businesses in New Jersey. Lime Energy will be a participating contractor for the Direct Install program and will exclusively serve commercial customers in the following counties: Bergen, Hudson, Passaic and Sussex.

The Direct Install program is designed to reach small and medium-sized businesses with peak demand under 200kW, offering to pay up to 70 percent of the project cost to install energy efficiency measures in their commercial space. The available energy efficiency upgrades comprise of energy-efficient lighting for both interior and exterior applications including new LED technology as well as the replacement of qualified heating, cooling, and refrigeration equipment. The program will provide customers with a completely turn-key experience — Lime Energy will provide a free energy assessment of their facility, identify potential savings opportunities, install the new energy-efficient technology, and safely recycle the old equipment.

This contract validates Lime Energy’s ongoing commitment to New Jersey businesses. Since 2010, Lime Energy has provided comprehensive energy efficiency upgrades to 2,118 customers through the Direct Install program and delivered $12,670,978 (estimated annual energy savings) worth of economic benefit to the state. According to an analysis of the American Council for an Energy-Efficient Economy (ACEEE), the reinvestment of realized energy bill savings is expected to create hundreds of new jobs. In total, Lime Energy has saved commercial and municipal entities over 72,000 MWh and 1.6 million gas therms annually. For its leadership, Lime Energy recently was awarded the 2016 New Jersey Clean Energy Achievement Award by the New Jersey Board of Public Utilities.

“Lime Energy is thrilled to continue serving small and medium-sized businesses in our home state of New Jersey,” says Adam Procell, Lime Energy President and CEO. “Energy efficiency is the fastest and most cost-effective method to accelerate economic growth, reduce energy consumption, and drive job creation. At Lime Energy, we are bringing clean energy solutions to everyone from the small pizza shop and grocery store to larger warehousing and manufacturing facilities - the businesses that accounted for 65% of job creation over the last 20 years.”

To learn more about Lime Energy, please visit www.lime-energy.com.
To learn more about the Direct Install program, please visit www.njsaves.com or call 855-600-5463.

About Lime Energy
Lime Energy is building a new energy future. As a leading national provider of energy efficiency for small business customers, Lime designs and implements direct install programs for our utility clients which consistently exceed program savings goals. Our award-winning, integrated services programs provide utilities with reliable energy efficiency resources while delivering the highest levels of customer satisfaction. This next generation approach is helping utilities across the country to go deeper and broader with the cheapest, cleanest and fastest energy resource that we have — energy efficiency.

Lime Energy Media Relations
Christopher Maresca
mediarelations@lime-energy.com
201-416-2575